As filed with the Securities and Exchange Commission on June 17, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under The Securities Act of 1933

PIXELWORKS, INC.

(Exact name of registrant as specified in charter)

Oregon	91-1761992
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

8100 SW Nyberg Road
Tualatin, Oregon 97062
(503) 454-1750

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Equator Technologies, Inc. 1996 Stock Option Plan, as amended
Christopher H. Basoglu Stand-Alone Stock Option Agreement
Christopher H. Basoglu Stand-Alone Stock Option Agreement
Christopher H. Basoglu Stand-Alone Stock Option Agreement
Richard E. Christopher Stand-Alone Stock Option Agreement
 Richard E. Christopher Stand-Alone Stock Option Agreement
Richard E. Christopher Stand-Alone Stock Option Agreement
Richard E. Christopher Stand-Alone Stock Option Agreement
Michael Myhre Stand-Alone Stock Option Agreement
Ted Niday Stand-Alone Stock Option Agreement
Ted Niday Stand-Alone Stock Option Agreement
 Ted Niday Stand-Alone Stock Option Agreement
John O’Donnell Stand-Alone Stock Option Agreement
John O’Donnell Stand-Alone Stock Option Agreement
John O’Donnell Stand-Alone Stock Option Agreement
John O’Donnell Stand-Alone Stock Option Agreement

(Full title of the Plan)

Allen H. Alley
President and Chief Executive Officer
Pixelworks, Inc.
8100 SW Nyberg Road
Tualatin, Oregon 97062
(503) 454-1750

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Alice Cuprill-Comas, Esq.
Ater Wynne LLP
222 S.W. Columbia, Suite 1800
Portland, Oregon 97201
(503) 226-1191

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.001 par value per share	1,264,213 shares	$8.75	$11,061,864	$1,302.00

(1)             This Registration Statement shall also cover any additional shares of Common Stock which may become issuable under the plans being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)             Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices of the Registrant’s Common Stock as reported on the Nasdaq National Market System on June 13, 2005.

This Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act of 1933, as amended (the “Securities Act”).

PART I
INFORMATION REQUIRED TO BE IN THE SECTION 10(a) PROSPECTUS

Item 1.                        Plan Information

The documents containing the information specified in Part I, Item 1 of Form S-8 have been or will be sent or given to employees as specified by Rule 428(b) under the Securities Act.

Item 2.                        Registrant Information and Employee Plan Annual Information

The documents containing the information specified in Part I, Item 2 of Form S-8 have been or will be sent or given to employees as specified by Rule 428(b) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                        Incorporation of Documents by Reference

The Securities and Exchange Commission (the “Commission”) requires the Registrant to “incorporate by reference” certain of its publicly filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that Registrant files with the Commission after the effective date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), until we terminate the effectiveness of this Registration Statement.

The following documents filed with the Commission are hereby incorporated by reference:

(a)            Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed on March 15, 2005 (File No. 000-30269), which contains audited financial statements for its latest fiscal year for which such statements have been filed.

(b)(1)      Registrant’s Quarterly Report on Form 10-Q for the fiscal Quarter ended March 31, 2005, as filed on May 9, 2005 (File No. 000-30269).

(b)(2)      Registrant’s Current Reports on Form 8-K as filed on April 28, 2005, May 3, 2005, May 13, 2005 and June 14, 2005.

(c)            The description of Registrant’s Common Stock contained in its Registration Statement on Form 8-A filed with the SEC on April 10, 2000.

(d)            All documents filed by Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and before the date of filing of a post-effective amendment to this Registration Statement stating that all securities offered have been sold or deregistering all securities that remain unsold.

Registrant will furnish without charge, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents. You should direct any requests for documents to Investor Relations, Pixelworks, Inc., 8100 SW Nyberg Road, Tualatin, Oregon 97062.

Item 4.                        Description of Securities

Not applicable.

Item 5.                        Interests of Named Experts and Counsel

Not applicable.

Item 6.                        Indemnification of Directors and Officers

As an Oregon corporation the Registrant is subject to the Oregon Business Corporation Act (the “OBCA”) and the exculpation from liability and indemnification provisions contained therein. Pursuant to Section 60.047(2) of the OBCA, Article V of the Registrant’s Sixth Restated and Amended Articles of Incorporation (the “Restated Articles”) eliminates the liability of the Registrant’s directors to the Registrant or its shareholders, except for any liability related to breach of the duty of loyalty, actions not in good faith and certain other liabilities.

Section 60.387 et seq. of the OBCA allows corporations to indemnify their directors and officers against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not adverse to the corporation’s best interests and, if in a criminal proceeding, the individual had no reasonable cause to believe the conduct in question was unlawful. Under the OBCA, corporations may not indemnify against liability in connection with a claim by or in the right of the corporation but may indemnify against the reasonable expenses associated with such claims. Corporations may not indemnify against breaches of the duty of loyalty. The OBCA mandates indemnifications against all reasonable expenses incurred in the successful defense of any claim made or threatened whether or not such claim was by or in the right of the corporation. Finally, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer met the good faith and reasonable belief standards of conduct set forth in the statute.

The OBCA also provides that the statutory indemnification provisions are not deemed exclusive of any other rights to which directors or officers may be entitled under a corporation’s articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of shareholders or otherwise.

The Registrant has entered into indemnity agreements with each of its executive officers and directors. Each agreement provides for indemnification of the indemnitee to the fullest extent by law.

Item 7.                        Exemption From Registration Claimed

Not applicable.

Item 8.                        Exhibits

Exhibit Number	Exhibit
5.1	Opinion of Ater Wynne LLP as to the legality of the securities being registered
23.1	Consent of Ater Wynne LLP (included in legal opinion filed as Exhibit 5.1)
23.2	Consent of KPMG LLP
24.1	Powers of Attorney (included in signature page of the Registration Statement)
99.1	Equator Technologies, Inc. 1996 Stock Option Plan, as amended
99.2	Stock Option Agreement, dated April 18, 2002, between Equator Technologies, Inc. and Christopher H. Basoglu
99.3	Stock Option Agreement, dated April 8, 2003, between Equator Technologies, Inc. and Christopher H. Basoglu

99.4	Stock Option Agreement, dated November 11, 2003, between Equator Technologies, Inc. and Christopher H. Basoglu
99.5	Stock Option Agreement, dated April 18, 2002, between Equator Technologies, Inc. and Richard E. Christopher
99.6	Stock Option Agreement, dated April 8, 2003, between Equator Technologies, Inc. and Richard E. Christopher
99.7	Stock Option Agreement, dated November 11, 2003, between Equator Technologies, Inc. and Richard E. Christopher
99.8	Stock Option Agreement, dated September 15, 2004, between Equator Technologies, Inc. and Richard E. Christopher
99.9	Stock Option Agreement, dated November 11, 2003, between Equator Technologies, Inc. and Michael Myhre
99.10	Stock Option Agreement, dated July 18, 2002, between Equator Technologies, Inc. and Tedford Niday
99.11	Stock Option Agreement, dated April 8, 2003, between Equator Technologies, Inc. and Tedford Niday
99.12	Stock Option Agreement, dated November 11, 2003, between Equator Technologies, Inc. and Tedford Niday
99.13	Stock Option Agreement, dated March 29, 2001, between Equator Technologies, Inc. and John O’Donnell
99.14	Stock Option Agreement, dated July 18, 2002, between Equator Technologies, Inc. and John O’Donnell
99.15	Stock Option Agreement, dated April 8, 2003, between Equator Technologies, Inc. and John O’Donnell
99.16	Stock Option Agreement, dated November 11, 2003, between Equator Technologies, Inc. and John O’Donnell

Item 9.                        Undertakings

The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)   That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such a director, officer or controlling person in connection with securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto authorized, in the City of Tualatin, State of Oregon, on June 17, 2005.

PIXELWORKS, INC.
By	/s/ ALLEN H. ALLEY
Allen H. Alley
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Allen H. Alley and Jeffrey B. Bouchard, and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the registration statement filed herewith and any or all amendments to said registration statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Witness our hands on the date set forth below.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of June 17, 2005.

/s/ ALLEN H. ALLEY	Chairman, President and Chief Executive Officer
Allen H. Alley
/s/ JEFFREY B. BOUCHARD	Vice President, Finance and Chief Financial Officer
Jeffrey B. Bouchard
/s/ MARK CHRISTENSEN	Director
Mark Christensen
/s/ FRANK GILL	Director
Frank Gill
/s/ C. SCOTT GIBSON	Director
C. Scott Gibson
/s/ BRUCE WALICEK	Director
Bruce Walicek

INDEX TO EXHIBITS

Exhibit Number	Exhibit
5.1	Opinion of Ater Wynne LLP as to the legality of the securities being registered
23.1	Consent of Ater Wynne LLP (included in legal opinion filed as Exhibit 5.1)
23.2	Consent of KPMG LLP
24.1	Powers of Attorney (included in signature page of the Registration Statement)
99.1	Equator Technologies, Inc. 1996 Stock Option Plan, as amended
99.2	Stock Option Agreement, dated April 18, 2002, between Equator Technologies, Inc. and Christopher H. Basoglu
99.3	Stock Option Agreement, dated April 8, 2003, between Equator Technologies, Inc. and Christopher H. Basoglu
99.4	Stock Option Agreement, dated November 11, 2003, between Equator Technologies, Inc. and Christopher H. Basoglu
99.5	Stock Option Agreement, dated April 18, 2002, between Equator Technologies, Inc. and Richard E. Christopher
99.6	Stock Option Agreement, dated April 8, 2003, between Equator Technologies, Inc. and Richard E. Christopher
99.7	Stock Option Agreement, dated November 11, 2003, between Equator Technologies, Inc. and Richard E. Christopher
99.8	Stock Option Agreement, dated September 15, 2004, between Equator Technologies, Inc. and Richard E. Christopher
99.9	Stock Option Agreement, dated November 11, 2003, between Equator Technologies, Inc. and Michael Myhre
99.10	Stock Option Agreement, dated July 18, 2002, between Equator Technologies, Inc. and Tedford Niday
99.11	Stock Option Agreement, dated April 8, 2003, between Equator Technologies, Inc. and Tedford Niday
99.12	Stock Option Agreement, dated November 11, 2003, between Equator Technologies, Inc. and Tedford Niday
99.13	Stock Option Agreement, dated March 29, 2001, between Equator Technologies, Inc. and John O’Donnell
99.14	Stock Option Agreement, dated July 18, 2002, between Equator Technologies, Inc. and John O’Donnell
99.15	Stock Option Agreement, dated April 8, 2003, between Equator Technologies, Inc. and John O’Donnell
99.16	Stock Option Agreement, dated November 11, 2003, between Equator Technologies, Inc. and John O’Donnell